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                         NICHOLS RESEARCH CORPORATION
                EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE

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
                                                                Year Ended August 31,
                                                      --------------------------------------------
Primary:                                              1993             1994             1995
                                                      --------------------------------------------
Weighted average common shares outstanding             5,935,027        6,054,503        6,112,576

Net common shares issuable on exercise of                317,202          150,806          166,533
certain stock options (1)
                                                      --------------------------------------------
Average common and common equivalent shares            6,253,129        6,205,309        6,279,109
outstanding
                                                      ============================================

Net income                                            $7,049,000       $6,506,000       $7,202,000
                                                      ============================================

Per share amount                                           $1.13            $1.05            $1.15
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(1)  Net common shares issuable on exercise of certain stock options is calculated based upon the treasury stock method using the average market price.